EXHIBIT 99.1

FOR IMMEDIATE RELEASE:     February 1, 2006

CONTACT:                   John W. Pearson
                           406-373-8742

                    STILLWATER MINING AMENDS CREDIT FACILITY

BILLINGS, MONTANA, - STILLWATER MINING COMPANY (NYSE:SWC) announced today that on January 31, 2006, it amended its credit facility to reduce the effective interest rate spread by 100 basis points on the original $140 million six-year Term Loan entered into on August 3, 2004. At the Company's current debt level, this will save approximately $1 million per year in interest expense.

In addition, a previous loan provision that required the Company to fix the interest rate on 50% of the outstanding Term Loan balance through December 31, 2007, if and when the underlying three-month LIBOR (London Interbank Offer Rate) reached 4.50% was also amended, increasing the hedging threshold to 5.50%. The amendment also, provides for a 1% prepayment penalty on Term Loan repricing or voluntary prepayments of principal under certain circumstances, during the one-year period following the date of the amendment.

As of December 31, 2005, the Company has $109.4 million outstanding under the Term Loan facility.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and Russia. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation and the palladium and platinum market. Additional information regarding factors which could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2004 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

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